G-III APPAREL GROUP, LTD.

For: G-III Apparel Group, Ltd.
Contact: Investor Relations James Palczynski (203) 682-8229 G-III Apparel Group, Ltd. Wayne S. Miller, Chief Operating Officer (212) 403-0500

G-III APPAREL GROUP, LTD. REPORTS FIRST QUARTER FISCAL 2008 RESULTS

—Net Loss Declines to $6.4 million from $8.9 million—

New York, New York — June 6, 2007 — G-III Apparel Group, Ltd. (NASDAQ: GIII) today announced operating results for the first quarter of fiscal 2008.

For the three-month period ended April 30, 2007, G-III reported net sales of $35.1 million and a net loss of $6.4 million, or $0.42 per share, compared to net sales of $14.4 million and a net loss of $8.9 million, or $0.72 per share, during the comparable period last year.

Morris Goldfarb, Chairman and Chief Executive Officer, said, ‘‘We are pleased with the results in the first quarter, which start to show the influence of our strategy to build our non-outerwear business. Our sportswear and women’s suit and dress categories each contributed to the overall improvement in financial performance. With the recently announced asset acquisition of the Jessica Howard, Eliza J. and Industrial Cotton businesses, we believe that we have accelerated our growth opportunities in the dress and junior sportswear areas.’’

Mr. Goldfarb concluded, ‘‘Our bookings are strong for the important upcoming fall and holiday season with the exception of a decline in our outerwear private label programs which is primarily attributable to one customer. Our Calvin Klein businesses are projected to be up in excess of 50% this year. In addition, we are seeing a good reaction to the vast majority of our programs in the mid-tier and better channels of distribution and believe that we are poised to complete another strong year.’’

Outlook

Also today, G-III Apparel Group issued guidance for the fiscal year ending January 31, 2008, including the expected impact of the recent asset acquisition. For the fiscal year ending January 31, 2008, the Company is forecasting net sales of approximately $500 million and net income per diluted share between $0.90 and $0.95. Although the Company expects the recently announced acquisition to be accretive in its first twelve months, it is forecasting a loss of approximately $0.05 to $0.10 per share from the recently acquired operations for this fiscal year. This expectation is included in the Company’s per share estimates for fiscal 2008. The Company’s fiscal 2008 estimates compare to fiscal 2007 diluted net income per share of $0.94. The Company noted that fiscal 2007 results included a reversal of tax reserves of approximately $950,000, or $0.07 per diluted share. The Company’s full year diluted shares are forecasted to increase to approximately 17.1 million, up from 14.0 million, due in part to the Company’s public offering, which closed in March 2007.

The Company is projecting EBITDA for fiscal 2008 to increase approximately 16% to 20% to a range of approximately $37.3 million to $38.7 million, up from $32.3 million in fiscal 2007. EBITDA results should be evaluated in light of the Company’s financial results prepared in accordance with GAAP. A table reconciling EBITDA to net income is included in a table accompanying the financial statements in this release.

With respect to the second fiscal quarter ending July 31, 2007, the Company is forecasting net sales of approximately $75 million and a net loss per share between $0.19 and $0.24 as compared to net sales of $69.1 million and a net loss per share of $0.14 in last year’s second fiscal quarter. The lower net sales growth and higher second quarter loss is primarily attributable to the impact of lower projected sales of private label outerwear programs and retailers pushing back outerwear delivery dates to better coincide with consumer demand. The Company noted that the second fiscal quarter historically results in seasonal losses.

About G-III Apparel Group, Ltd.

G-III Apparel Group, Ltd. is a leading manufacturer and distributor of outerwear and sportswear under licensed labels, private labels and our own labels. The Company has fashion licenses, among others, under the Calvin Klein, Sean John, Kenneth Cole, Cole Haan, Guess?, Jones New York, Nine West, Ellen Tracy, IZOD, Tommy Hilfiger, and sports licenses with the National Football League, National Basketball Association, Major League Baseball, National Hockey League, Louisville Slugger, World Poker Tour and more than 100 U.S. colleges and universities. We work with leading retailers in developing product lines to be sold under their own proprietary private labels. Company-owned labels include, among others, Marvin Richards, G-III, Jessica Howard, Eliza J., Industrial Cotton, Black Rivet, Siena Studio, Colebrook, G-III by Carl Banks, Winlit, NY 10018 and La Nouvelle Renaissance.

Statements concerning the Company’s business outlook or future economic performance, anticipated revenues, expenses or other financial items; product introductions and plans and objectives related thereto; and statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters are ‘‘forward-looking statements’’ as that term is defined under the Federal Securities laws. Forward-looking statements are subject to risks, uncertainties and factors which include, but are not limited to, reliance on licensed product, reliance on foreign manufacturers, the nature of the apparel industry, including changing customer demand and tastes, seasonality, customer acceptance of new products, the impact of competitive products and pricing, dependence on existing management, possible disruption from acquisitions, general economic conditions, as well as other risks detailed in the Company’s filings with the Securities and Exchange Commission. The Company assumes no obligation to update the information in this release.

G-III APPAREL GROUP, LTD. AND SUBSIDIARIES

(NASDAQ:GIII)
CONSOLIDATED STATEMENTS OF OPERATIONS AND
SELECTED BALANCE SHEET DATA

(in thousands, except share and per share amounts)
(Unaudited)

	First Quarter Ended April 30,
	(Unaudited)
	2007	2006
Net sales	$35,088	$14,389
Cost of sales	27,759	13,710
Gross profit	7,329	679
Selling, general and administrative expenses	16,493	14,339
Depreciation and amortization	1,594	1,084
Operating loss	(10,758)	(14,744)
Interest and financing charges, net	265	647
Loss before income taxes	(11,023)	(15,391)
Income tax benefit	(4,575)	(6,541)
Net loss	$(6,448)	$(8,850)
Net loss per common share:
Basic and Diluted	$(0.42)	$(0.72)
Weighted average number of common shares outstanding	15,252,000	12,207,000
Balance Sheet Data:
Working Capital	$114,983	$51,981
Cash	58,771	8,198
Inventory	31,182	28,721
Total Assets	187,537	116,549
Outstanding Borrowings	19,591	27,470
Total Shareholders’ Equity	$148,846	$73,639

G-III APPAREL GROUP, LTD. AND SUBSIDIARIES
RECONCILIATION OF EBITDA TO ACTUAL AND FORECASTED NET INCOME

(in thousands)
(Unaudited)

	Forecasted Twelve Months Ended January 31, 2008	Actual Twelve Months Ended January 31, 2007
EBITDA, as defined	$37,300-38,700	$32,289
Depreciation and amortization	5,700	4,431
Interest and financing charges, net	5,000	6,362
Income tax expense	11,300-11,800	8,307
Net income	$15,300-16,200	$13,189

EBITDA is a ‘‘non-GAAP financial measure’’ which represents earnings before depreciation and amortization, interest and financing charges, net, and income tax expense. EBITDA is being presented as a supplemental disclosure because management believes that it is a common measure of operating performance in the apparel industry. EBITDA should not be construed as an alternative to net income as an indicator of the Company’s operating performance, or as an alternative to cash flows from operating activities as a measure of the Company’s liquidity, as determined in accordance with generally accepted accounting principles.